Exhibit 99.1

P COM [LOGO]

Media Contact:                          Investor Contact:
Greg Berardi                            Daniel W. Rumsey, General Counsel and
                                        Interim CFO

415-239-7826                            408-866-3666
greg@bluemarlinpartners.com             daniel.rumsey@p-com.com

      P-COM REPORTS FOURTH CONSECUTIVE QUARTER OF SEQUENTIAL REVENUE GROWTH


CAMPBELL, CA (April 19, 2004) - P-Com, Inc. (OTCBB:PCOM), a worldwide provider of wireless telecom products and services, today reported that revenue for the first quarter of 2004 increased to $6.8 million.

P-Com's revenue in the first quarter rose by 32.3 percent compared to revenue of $4.6 million in the first quarter of 2003, and 16.1 percent compared to revenue of $5.7 million in the fourth quarter of 2003. "These results represent our fourth quarter of sequential revenue growth, and clearly demonstrate that we're on track to accomplish our operating objectives in 2004," said Sam Smookler, President and CEO of P-Com.

P-Com will report its full financial results for the first quarter of 2004 on a conference call scheduled for Thursday, April 29, 2004 at 2:00 p.m. Pacific, 5:00 p.m. Eastern. To listen to the conference call by phone, dial (877) 356-7051 for U.S. calls or (706) 643-7695 for international calls. The reference conference ID is 6908936. To listen to a live broadcast over the Internet, go to www.p-com.com and click on the Investor Relations page. A replay of the conference call will be available for 90 days at www.p-com.com.

A press release outlining P-Com's financial results for first quarter of 2004 will be distributed on Thursday, April 29, 2004.

About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3660.

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Safe Harbor Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends; the need to raise additional equity capital, and whether that capital is available on acceptable terms, if at all; the Company's ability to negotiate repayment terms with many of its creditors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.


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